Exhibit 4.68

Buyer: CSUN Eurasia Energy System

Address :İstanbul Endüstri ve Ticaret Serbest Bölgesi Akif Kopuz Caddesi T-10 parsel, B Blok, 1. Kat, Aydınlı-Tuzla 34957 İSTANBUL Turkey

Purchase Order

PO No.:	Date:

Supplier :

CEEG(SHANGHAI) SOLARSCIENCE TECHNOLOGY CO, LTD

Address: NO.5999 GUANGFULIN ROAD, SONGJIANG, SHANGHAI, CHINA

Tel: 86 21 60259200

Fax: 86 21 60291900

Contact Person : hong.yu@chinasunergy.com

Attention:

We are pleased to submit the Purchase Order for the attached Materials on the terms and conditions set forth below.

1 Specifications:

Material Name	Material No.	Specification	Quantity	Unit	Total amount
semi-finished solar module	550017	245-60P	3000	103.2	€309,600.00
semi-finished solar module	550019	250-60P	9000	105.35	€948,150.00
semi-finished solar module	550021	250-60p	11000	107.5	€1,182,500.00
			Total amount:		€2,440,250.00

2 Delivery date:	3/30/2013

3 Terms of Payment:	T/T 30 days after received goods.

4 Shipment Term:	CIF Turkey, BY SEA

5 Specifications:	Csun's specifications as previous.

6 Broken Rate and Shortage:	Except forwarder problem, broken rate should be less than 0.3%, if over, supplier should be replaced them within 30 days. Supplier should replenish the shortage within 30 days after receiving the notice from buyer.

7 remarks:	This PO is made out in two originals, one original to be held by each party in witness thereof. Fax for this PO is same valid as original.

For and on behalf of	For and on behalf of

CSUN Eurasia Energy Systems	CEEG(SHANGHAI)SOLAR SCIENCE TECHNOLOGY CO., LTD

/s/ CSUN Eurasia Energy Systems Industry and Trade Inc.	/s/ CEEG(SHANGHAI)SOLAR SCIENCE TECHNOLOGY CO., LTD

Date:	Date: